UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the

Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): August 2, 2011

NEXCORE HEALTHCARE CAPITAL CORP

(Exact name of registrant as specified in its charter)

Delaware	000-50764	20-0003432
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification Number)

1621 18th Street, Suite 250 Denver, Colorado		80202
(Address of principal executive offices)		(Zip Code)

Registrant’s telephone number, including area code: (303) 244-0700

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 4.02 Non-Reliance on Previously Issued Financial Statements or a Related Audit Report or Completed Interim Review.

On August 2, 2011, the Audit Committee of the Board of Directors of NexCore Healthcare Capital Corp determined that our consolidated financial statements included in our Annual Report on Form 10-K for the year ended December 31, 2010 and in our Quarterly Report on Form 10-Q for the period ended March 31, 2011 should not be relied upon as a result of an error identified by the Company during the preparation its consolidated financial statements for the three and six months ended June 30, 2011.

During the quarter ended June 30, 2011, the Company transitioned to a new financial reporting team. During the transition process and preparation of our Quarterly Report on Form 10-Q for the period ended June 30, 2011, we determined that a clerical error had been made in the preparation of our Consolidated Balance Sheet as of December 31, 2010 and as of March 31, 2011, and in our Consolidated Statement of Operations and our Consolidated Statement of Changes in Stockholders’ Equity for the year ended December 31, 2010, which error related to the allocation of operating results to noncontrolling interests as discussed below.

Regarding the Consolidated Balance Sheet as of December 31, 2010 and as of March 31, 2011, the error resulted in overstatement of “Accumulated deficit” at December 31, 2010 and at March 31, 2011 of approximately $122,000, and a corresponding overstatement of the balance of “Noncontrolling interests”. Regarding the Consolidated Statement of Operations for the year ended December 31, 2010, “Net income attributable to noncontrolling interests” was overstated by approximately $122,000 and “Net income attributable to common stockholders” was understated by the same amount. Regarding the Consolidated Statement of Changes in Stockholders’ Equity, the error resulted in corresponding misstatements of the balances of “Accumulated Deficit” and “Noncontrolling interests”. We intend to file an amended Annual Report on Form 10-K/A for the year ended December 31, 2010 and an amended Quarterly Report on Form 10-Q/A for the period ended March 31, 2011 as soon as possible.

The Audit Committee of our Board of Directors has discussed the matters disclosed in this filing with Ehrhardt Keefe Steiner & Hottman PC, our independent registered public accounting firm.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

NexCore Healthcare Capital Corp

August 8, 2011	By:	/s/ Robert D. Gross
Chief Financial Officer
(duly authorized officer and principal financial officer)

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